Chairman and Chief Executive Officer

Caterpillar Inc.
Peoria, Illinois 61629

Dear Institutional Investor:

These are exciting times at Caterpillar, and we believe the future promises to be just as exciting and rewarding.  Because you are a valued investor in Caterpillar stock, I want to personally explain our position on the stockholder proposals presented in our 2008 Proxy Statement and ask you to vote AGAINST them if you have not already done so.

While these types of proposals may have merit when aimed at companies with less than stellar histories, that is not the case with Caterpillar.  We have a strong leadership team and an impressive track record that should afford us the benefit of individual consideration.  As an investor in Caterpillar stock, you know that we have an engaged and independent Board that effectively oversees our management team and has worked diligently to guide the Company’s stellar financial performance:

➢	2007 marked our fifth straight year of record sales and revenues ($44.958 billion, up 8% from 2006) and fourth consecutive year of record profit (profit per share was $5.37, up 4% from 2006);
➢	For the first quarter of 2008, our sales, revenues and profit were the highest for any first quarter in Caterpillar’s history; and
➢	For the 3, 5, and 10 year periods ending in 2007, Caterpillar significantly outperformed the S&P 500 in total cumulative stockholder return.

When one looks at what has been accomplished over the past five years, the picture is very positive. From 2002 to 2007, sales and revenues increased more than 17% annually, profit has risen by over 34% annually and Caterpillar stock has appreciated over 177%.

As I mentioned above, the purpose of this letter is to address the three stockholder proposals outlined in our 2008 Proxy Statement and to be presented at the Company’s Annual Stockholder meeting on June 11, 2008.

Board Declassification:  The first stockholder proposal seeks to declassify the Company’s Board by having annual elections for all directors. Our current board structure is based on three-year classified terms to provide stability, prevent sudden disruptive changes to the Board's composition, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are intimately familiar with the Company, its businesses and its strategic goals.  This is particularly important given the Company’s global complexity and as we work to accomplish our Vision 2020 strategic plan - a commitment that stretches over several years and one that will best be fulfilled by continuity and a stable board.

Majority Vote:  The second stockholder proposal, which is a binding proposal, seeks to amend the Company's bylaws to change the standard for electing directors in uncontested elections from plurality voting to majority voting.  We believe the Company’s historical performance and practices and its current governance policies clearly demonstrate that implementing a majority vote standard, thereby removing all discretion from the Board with respect to director elections, is not in the Company’s best interests.

Caterpillar and its stockholders have a solid history of electing, via plurality voting, a strong and independent Board:

➢	Over the past 10 years, the average affirmative vote for the directors has been greater than 96%; and
➢	None of our directors has ever received less than the majority of votes cast.

Further, we are committed to strong corporate governance and all of our directors are subject to a fiduciary duty to act in the best interests of our stockholders.  Consistent with these guidelines, the Board, in 2007, approved the Director Resignation Policy, which addresses the concerns expressed in this stockholder proposal.  The Director Resignation Policy provides that any director nominee who receives a greater number of votes "withheld" than votes "for" will tender his or her resignation for consideration by the Board.  The Director Resignation Policy provides stockholders a meaningful role in the election of directors and a copy of the policy can be found in the Company’s Guidelines on Corporate Governance, which is on the Company’s website at www.cat.com.

Military Sales Report:  The third stockholder proposal requests that the Board provide a comprehensive report on the Company’s foreign sales of weapons related products, and other equipment and services related thereto. Caterpillar sells a limited quantity of commercial equipment, as well as commercial equipment that has been modified for military purposes, to foreign governments under, in most cases, federally sponsored programs – namely the Foreign Military Sales Program. However, in 2007 the revenue derived from such sales was insignificant (approximately $3.7 million under the Foreign Military Sales Program, or 0.008% of the Company’s 2007 gross revenues). Accordingly, it is our clear view that to allocate the resources necessary to complete the requested report would be an inappropriate use of the Company’s resources.

I urge you to give these proposals particular attention and consider supporting Caterpillar, a company with a strong history of ethical behavior, outstanding product performance, stockholder returns and strong corporate governance.  Please vote AGAINST these three stockholder proposals.

Thank you again for your consideration.

Sincerely,

/s/ James W. Owens
James W. Owens
Chairman & CEO